EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement (No. 333-130945) on Form S-11 of our report dated March 28, 2008 relating to the consolidated financial statements and financial statement schedules of Grubb & Ellis Apartment REIT, Inc. and subsidiaries as of December 31, 2007 and for the year ended December 31, 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in the prospectus.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California

April 23, 2008